News Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830; tmckay@fhlb-pgh.com

First Commonwealth Bank CFO Elected to FHLBank Pittsburgh Board;
James R. Reske to Fill the Unexpired Term of Patrick J. Ward

PITTSBURGH, September 7, 2016 – James R. Reske, Executive Vice President and Chief Financial Officer and Treasurer of Indiana, Pa. based First Commonwealth Bank, has been elected by the Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank) to fill the unexpired term of member director Patrick J. Ward. FHLBank’s Board selected Mr. Reske in accordance with the rules of the Federal Housing Finance Agency, which require the Board to select an officer or director of a Pennsylvania member of FHLBank to fill the remaining term of the vacant position. Mr. Reske’s term will expire on December 31, 2017.

In addition to serving as an executive of First Commonwealth Bank, Mr. Reske is also Executive Vice President, Treasurer and Chief Financial Officer of First Commonwealth Financial Corporation (NYSE: FCF). He will serve on the Board’s Affordable Housing, Products and Services Committee and Governance and Public Policy Committee.

Prior to joining First Commonwealth in 2014, Mr. Reske was Executive Vice President, Chief Financial Officer and Treasurer at United Community Financial Corporation in Youngstown, Ohio. Mr. Reske’s financial services career also includes investment banking roles within the Financial Institutions Groups at Keybanc Capital Markets, Inc. in Cleveland, Ohio and at Morgan Stanley & Company in New York. Earlier in his career, Mr. Reske worked at the Board of Governors of the Federal Reserve System in Washington, DC and at the Federal Reserve Bank of Boston.

Mr. Reske earned his Juris Doctor from Georgetown University Law Center in Washington, DC. He is a Chartered Financial Analyst and received a master’s degree in international business and a combined bachelor’s/master’s degree from The Ohio State University in Columbus, Ohio.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of the banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

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